AMENDMENT NO. 2

TO LOAN AGREEMENT

THIS AMENDMENT NO. 2 TO LOAN AGREEMENT (the “Amendment”), dated as of November 5, 2014, is made and entered into by and among URANIUM RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware, as the borrower (the “Borrower”), those Subsidiaries of the Borrower from time to time party hereto, as guarantors (the “Guarantors”), and RESOURCE CAPITAL FUND V L.P., a Cayman Islands exempt limited partnership, as the lender (together with its successors and assigns, the “Lender”).

RECITALS

A.

The Lender, the Borrower and the Guarantors are parties to that certain Loan Agreement dated as of November 13, 2013 (as amended, modified, supplemented, extended or restated from time to time, the “Loan Agreement”).

B.

The Borrower and URANCO, INC., a corporation organized and existing under the laws of the State of Delaware and a Guarantor (“Uranco”), have entered into that certain Asset Exchange Agreement dated as of September 5, 2014 with RIO GRANDE RESOURCES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (“RGR”), pursuant to which, among other things, RGR has agreed to grant, assign, transfer and convey certain real property assets to Uranco, and Uranco has agreed to grant, assign, transfer and convey certain real property assets to RGR.

C.

The Lender, the Borrower and the Guarantors desire to amend the Loan Agreement as set forth herein and to further ratify and confirm the Loan Agreement (as amended hereby) and the other Loan Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, the Parties hereby agree as follows:

1.

Defined Terms.  Capitalized terms used but not defined in this Amendment shall have the meanings given thereto in the Loan Agreement.

2.

Amendment to the Loan Agreement.  The Parties agree to amend the Loan Agreement as follows, effective for all purposes as of November 5, 2014:

a.

The Loan Agreement is hereby amended by deleting the defined term “Projects” therefrom and substituting the following therefor:

“ “Projects” means, collectively, each of the following Projects: (i) Kingsville Dome; (ii) Rosita; (iii) Vasquez; (iv) Churchrock Section 8; (v) Churchrock Section 17; (vi) Churchrock Mancos; (vii) Crownpoint; (viii) Unit 1; (ix) Nose Rock; (x) Roca Honda; (xi) West Largo; (xii) Cebolleta; (xiii) Juan Tafoya;

(xiv) Elizabeth; (xv) Deep Rock; (xvi) West Endy; (xvii) West Ranch; (xviii) Mesa Redonda; (xix) Hogan; (xx) Dewey Burdock; (xxi) Edgemont; (xxii) Copper Mountain; (xxiii) Breccia Pipes, (xxiv) Alta Mesa, (xxv) Butler, (xxvi) Jack Pump, (xxvii) Nell, (xxviii) Rosenbrock, and (xxix) Sejita, as each such Project is further described in Schedule 1.1(c) hereto, together with all Properties associated with or forming part of such Project.”

b.

Each of Schedule 1.1(c) and Schedule 1.1(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the Schedule 1.1(c) and Schedule 1.1(e), respectively, attached hereto as Exhibit A, each of which is incorporated herein by reference for all purposes.

3.

Miscellaneous Provisions.

a.

This Amendment is a Loan Document.  The Loan Agreement, as amended by this Amendment, is hereby ratified, approved, confirmed, extended and continued in each and every respect, and the parties hereto agree that the Loan Agreement remains in full force and effect in accordance with its terms.  Nothing contained herein shall be construed to release, terminate or act as a novation of, in whole or in part, any Loan Document or any guaranty, lien, mortgage, deed, debenture, indenture, pledge or security interest granted pursuant thereto.  All references to the Loan Agreement in each of the Loan Documents and in any other document or instrument shall hereafter be deemed to refer to the Loan Agreement as amended hereby.  The Loan Documents shall remain unchanged and in full force and effect, except as provided in this Amendment or in any agreement executed and delivered by the Lender in connection herewith, and the Loan Documents are hereby ratified, confirmed, extended and continued in full force and effect in all respects.  This Amendment shall not be construed as a waiver or amendment of any other provision of the Loan Agreement or the other Loan Documents or for any purpose, except as expressly set forth herein, or a consent to any other, further or future action on the part of the Borrower or the other Credit Parties that would require the waiver or consent of the Lender.

b.

This Amendment shall be governed by, and construed in accordance with, the laws of the state of Colorado, not including the conflicts of law and choice of law provisions thereof.

c.

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Amendment may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and a signature by facsimile, portable document format (.pdf) or other electronic transmission shall be as effective and binding as delivery of a manually executed original signature.

d.

The Lender has not waived, and does not hereby waive, any Default or Event of Default under the Loan Agreement or any other Loan Document, whether known or unknown, as to which the Lender’s rights shall remain reserved in all respects.  There are no verbal agreements or informal understandings between the Lender and the Credit Parties nor will any such verbal agreements or understandings be entered into or deemed to exist.  To be enforceable, any agreement, including any forbearance, any consent or any waiver by the Lender of any of its rights or remedies, must be in writing and signed by the Lender.  The execution, delivery and effectiveness of this Amendment shall not operate or be deemed to operate as a waiver of any rights, powers or remedies of the Lender under the Loan Agreement or any other Loan Document or constitute a waiver of any provision thereof (except as expressly set forth herein).  The Lender hereby expressly reserves and retains all rights, remedies, privileges, powers, claims and actions under the Loan Agreement, the Loan Documents and applicable law.  The Lender reserves the right to take all additional and further action available under the Loan Agreement, the Loan Documents and applicable law, at any time and from time to time.

e.

This Amendment shall be binding upon and inure to the benefit of the Lender, the Borrower and the Guarantors, and their respective successors and assigns permitted by the Loan Agreement.

f.

The Borrower and each of the Guarantors agree and confirm that the Lender has no fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Amendment or the Loan Agreement or any other agreement, arrangement, Instrument or investment, and the relationship between the Lender, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection with this Amendment and the Loan Agreement is solely that of debtor and creditor.  This Amendment and the Loan Agreement do not create a joint venture or partnership among the parties hereto, and no joint venture, partnership or other fiduciary relationship or fiduciary duty exists, or shall be deemed to exist, among the Lender and the Borrower or among any Lender and any other Credit Party.

g.

The Borrower and each of the Guarantors agree and confirm that they are engaged in related businesses and are integrated to such an extent that the financial strength and flexibility of each Credit Party has a direct, tangible and immediate impact on the success of the other Credit Parties.  Each of the Guarantors will derive substantial direct and indirect benefit from the continuation and extension of the Loan Agreement.  Each of the Guarantors waives any right to revoke, terminate or suspend its Guarantee and acknowledges that it entered into such Guarantee, and has confirmed and continued such Guarantee, in contemplation of the benefits that it would receive by the Loan Agreement and by this Amendment.

h.

The Borrower shall pay all reasonable costs, fees and expenses paid or incurred by the Lender incident to this Amendment, the Loan Agreement and the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and expenses Lender’s counsel in connection with the negotiation, preparation, delivery and execution of this Amendment and any related documents and instruments.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:

URANIUM RESOURCES, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

GUARANTORS:

URI, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

HYDRO RESOURCES, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil
Title: Vice President-Finance and Chief Financial
         Officer

URI MINERALS, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

BELT LINE RESOURCES, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

URANCO INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

HRI-CHURCHROCK, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

URI NEUTRON HOLDINGS I, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

URI NEUTRON HOLDINGS II, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

HYDRO RESTORATION CORPORATION

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

NEUTRON ENERGY, INC.

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

CIBOLA RESOURCES LLC

By:

/s/ Jeffrey L. Vigil

Name: Jeffrey L. Vigil

Title: Vice President-Finance and Chief Financial
         Officer

LENDER:

RESOURCE CAPITAL FUND V L.P.

By:

Resource Capital Associates V L.P.,
General Partner

By:

RCA V GP Ltd.,
General Partner

By:

/s/ Catherine J. Boggs

Name: Catherine J. Boggs

Title: General Counsel

EXHIBIT A

See Attached.

Schedule 1.1(c)
Projects

South Texas

The Borrower currently controls three production properties and one exploration property in the state of Texas. These properties are owned by the Borrower’s wholly-owned subsidiary, URI, Inc. The Kingsville Dome, Rosita and Vasquez production properties are shown in Figure 1 and are described below. In addition, effective as of the closing of that certain Asset Exchange Agreement, dated September 5, 2014, among the Borrower, URANCO Inc. and Rio Grande Resources Corporation, URANCO Inc., the Borrower’s wholly-owned subsidiary, will hold leases comprising the Alta Mesa, Butler, Jack Pump, Nell, Rosenbrock and Sejita projects described below (such projects are not shown in Figure 1). On February 27, 2014, the Borrower terminated the lease option agreement relating to the Los Finados exploration property (which included the Tecolote Project) shown in Figure 1 below.

Figure 1. Texas Properties Location Map

Figure 2. Kingsville Dome Property

Kingsville Dome Project (Figure 2)

There was no uranium produced from Kingsville Dome in 2012 or 2011. Some uranium concentrate was collected in 2013 as a result of the pond restoration project. The primary activities undertaken at this project in the first nine months of 2013 were for pond recovery and restoration activities, totaling $2,274,000. Total restoration costs for 2012, 2011 and 2010 were $1,100,000, $940,000 and $903,000, respectively.

Capital expenditures for Kingsville Dome for the first nine months of 2013 totaled $80,000 and were related to land and mineral lease payments and the purchase of depreciable equipment. Total capital expenditures for Kingsville Dome for 2012, 2011 and 2010 were $690,000, $141,000 and $150,000, respectively.

The Property. The Kingsville Dome property consists of mineral leases from private landowners on about 2,434 gross and 2,227 net acres located in central Kleberg County, Texas. The leases provide for royalties based upon a percentage of uranium sales of 6.25% to 9.375%. The leases have expiration dates ranging from 2000 to 2007, however the Borrower holds most of these leases through its continuing restoration activities; and with a few minor exceptions, all the leases contain clauses that permit the Borrower to extend the leases not held by production by payment of a per acre royalty ranging from $10 to $30. The Borrower has paid such royalties on all material acreage. Mineralization is found in the Goliad formation at depths of 600 to 750 feet.

Production History. Initial production commenced in May 1988. From then until July 1999, the Borrower produced a total of 3.5 million pounds. Production was stopped in July 1999, because of depressed uranium prices. The Borrower resumed production at Kingsville Dome in April

2006 and produced 94,100 pounds of uranium in 2006, 338,100 pounds in 2007, 252,000 pounds in 2008 and 56,000 pounds in 2009. The Borrower had no production in 2012, 2011 or 2010.

Permitting Status. A radioactive material license and underground injection control permit have been issued. As new areas are proposed for production, additional authorizations under the area permit are required. See Schedule 6(f)—Kingsville Dome Production Disposal Well Permit Renewals and Production Area Authorization 3.  In September and December 2012, Borrower applied to the Texas Commission on Environmental Quality (TCEQ) to renew its underground injection control permit at the Kingsville Dome property.

Restoration and Reclamation. Since the Borrower began its groundwater activities in 1998, the Borrower has processed and cleaned approximately 2.9 billion gallons of groundwater at the Kingsville Dome project.

Figure 3. Rosita Property

Rosita Property (Figure 3)

There was no uranium produced from Rosita in 2013, 2012 or 2011. Groundwater restoration has been completed for those wellfields that have been depleted; these wellfields are currently under the stabilization and monitoring phase of the restoration process.

Total capital expenditures for Rosita for the first nine months of 2013 were $10,000, and were related to land and mineral lease payments. Total capital expenditures for 2012, 2011 and 2010 were $69,000, $126,000 and $59,000, respectively.

The Property. The Rosita property consists of mineral leases from private landowners on about 3,377 gross and net acres and the Rosita South property consists of mineral leases from private land owners on about 1,795 gross acres and 1,479 net acres located in north-central Duval County, Texas. The leases provide for sliding scale royalties based on a percentage of uranium sales. Royalty percentages on average increase from 6.25% up to 18.25% when uranium prices reach $80.00 per pound. The leases have expiration dates ranging from 2012 to 2015. The Borrower is holding these leases by payment of rental fees ranging from $10 to $30 per acre. Mineralization is found in the Goliad Formation at depths of 125 to 350 feet.

Production History. Initial production commenced in 1990. From then until July 1999, the Borrower produced a total of 2.64 million pounds. Production was stopped in July of 1999 because of depressed uranium prices. Production from a new wellfield at Rosita was begun in June 2008. However, technical difficulties that raised the cost of production coupled with a sharp drop in uranium prices led to the decision to shut-in this wellfield in October 2008 after 10,200 pounds were produced. The Borrower had no production from Rosita in 2012, 2011, 2010, or 2009.

Restoration and Reclamation. Since the Borrower began its groundwater activities in 2000, the Borrower has processed and cleaned approximately 1.3 billion gallons of groundwater at the Rosita project.

Permitting Status. A radioactive material license and an underground injection control permit have been issued for the Rosita property. Production could resume in areas already included in existing Production Area Authorizations. As new areas are proposed for production, additional authorizations under the permit will be required.  In August 2012, the Borrower applied to the TCEQ to renew its underground injection control permit at the Rosita property.

Figure 4. Vasquez Property

Vasquez Project (Figure 4)

Production at the Vasquez project was shut down during October 2008. The economically recoverable reserves from this project have been mined out. The primary activities undertaken at this project in the first nine months of 2013 were for restoration, with $465,000 in costs being incurred.

Capital expenditures for Vasquez for the first nine months of 2013 totaled $11,300, and were primarily for land and mineral lease payments and the purchase of depreciable equipment. Total capital expenditures for 2012, 2011 and 2010 were $102,000, $97,000 and $78,000, respectively.

The Property. The Borrower has a mineral lease on 872 gross and net acres located in southwestern Duval County, in South Texas. The primary term expired in February 2008; however, the Borrower held the lease by production and is currently in restoration. The lease provides for royalties based upon 6.25% of uranium sales below $25.00 per pound and royalty rate increases on a sliding scale up to 10.25% for uranium sales occurring at or above $40.00 per pound. Mineralization is found in the Oakville formation at depths of 200 to 250 feet.

Production History. The Borrower commenced production from this property in October 2004. The Borrower had no production from Vasquez in 2012, 2011, 2010, and 2009.

Restoration and Reclamation. The Borrower is conducting ongoing restoration and reclamation activities at this project. Total restoration costs for 2012, 2011 and 2010 were $640,000, $590,000 and $470,000, respectively. Since the commencement of groundwater restoration activities at the end of 2007, the Borrower has treated approximately 365 million gallons of groundwater.

Permitting Status. All of the required permits for this property have been received.  In August 2012, the Borrower applied to the TCEQ to renew its underground injection control permit at the Vasquez property.

Figure 5. [Omitted]

Marshall Property (Figure 6)

The Marshall Property is a Goliad and Oakville prospect consisting of 2,467 gross and net acres. It is located in Duval and McMullen counties, Texas. During 2008, the Borrower drilled 280 exploration holes and discovered significant mineralization. Further evaluation will need to be conducted to determine if this property can be mined using ISR methods.

Figure 6. Marshall Exploration Property

Alta Mesa Project

The Alta Mesa project encompasses the following uranium mineral leases relating to properties in Brooks County, Texas:

Lessor(s)	Date	Volume	Page	County	Gross Acreage	Net Acreage
Holda Chapa Garcia	August 17, 2007	279	559	Brooks	2,161	432.20
Ismael Abraham Garcia	July 24, 2007	279	562	Brooks	2,161	432.20
Maricela C. Lopez	July 24, 2007	279	565	Brooks	2,161	432.20
Rosie G. Esparza; Onofre Gonzalez, Jr.; Esparci M. Reyes; and Virginia L. Trevino	May 30, 2008	289	455	Brooks	2,161	216.10
Ismael Abraham Garcia and Maricela Garcia Lopez; each dealing in their sole and separate property	June 30, 2008	290	367	Brooks	80	60.0000
Pablo Gonzalez and Victor Gonzalez	July 1, 2008	291	125	Brooks	80	20.00
Ismael Abraham Garcia and Maricela Garcia Lopez; each dealing in their sole and separate property	June 30, 2008	290	364	Brooks	240	180.00
Ismael Abraham Garcia and Maricela Garcia Lopez; each dealing in their sole and separate property	June 30, 2008	290	361	Brooks	120	105.00
Ismael Abraham Garcia and Maricela Garcia Lopez; each dealing in their sole and separate property	June 30, 2008	290	370	Brooks	220	88.00
Esparci M. Reyes; Rosie G. Esparza; Onofre J. Gonzalez, Jr.; and Virginia L. Trevino	September 15, 2008	292	779	Brooks	220	88.00
Holda Chapa Garcia	November 21, 2008	294	732	Brooks	220	44.00
Palo Blanco Ltd., a Texas limited partnership	December 15, 2008	295	304	Brooks	95.0	95.0

Butler Project

The Butler project encompasses the following uranium mineral leases relating to properties in Karnes County, Texas:

Lessor(s)	Date	Volume	Page	County	Gross Acreage	Net Acreage
Byron Michael Burris and wife, Lucy W. Burris	October 3, 2007	864	462	Karnes	463.83	463.83
Johnny C. Fischer and wife, Sally Kotara Fischer	October 5, 2007	868	445	Karnes	114.6	114.6
Chris W. Lake	August 7, 2007	862	351	Karnes	171.8258	171.8258
Dalton Moczygemba, et ux. Georgia Moczygemba	July 31, 2007	862	354	Karnes	84.188	84.188
Regency FS, LP	August 30, 2007	863	171	Karnes	106.27	106.27
Billy C Whitfield and wife, Carolyn Whitfield, Trustees of the Whitfield Family Trust	October 22, 2007	864	794	Karnes	79.582	19.8955
David C. Zunker and wife, Margie Zunker	August 7, 2007	862	360	Karnes	201.38	201.38
Vincent L. Swierc, Jr.	June 26, 2008	879	379	Karnes	101.69	100.69
Monette Littlepage; Deborah McBride; Rodney Lewis Collins; Leslie Harris Collins, Jr.; Connie Collins Lanier; Bianca Butler; and Joseph Newton Orr; each party dealing with their sole and separate property	December 10, 2007	870	748	Karnes	1,049.76	1049.76

Jack Pump Project

The Jack Pump project encompasses the following uranium mineral leases relating to properties in Karnes County, Texas:

Lessor(s)	Date	Volume	Page	County	Gross Acreage	Net Acreage
Eugene F. Dragon, and wife Susan K. Dragon	July 31, 2007	862	346	Karnes	138.36	138.36
Edwin William Steinmann a/k/a Edwin W. Steinmann; Doris Steinmann Reeves; Leonard Ray Steinmann a/k/a L. Ray Steinmann; and Hubert Ray Steinmann each dealing in their separate property	March 21, 2007	862	357	Karnes	404.7	404.7

Nell Project

The Nell project encompasses the following uranium mineral leases relating to properties in Bee and Live Oak counties, Texas:

Lessor(s)	Date	Volume	Page	County	Gross Acreage	Net Acreage
Connard Barker	June 15, 2007	96	389	Bee Live Oak	312.77	78.1925
Steven Dale Novak, and wife, Shawn Novak	June 15, 2007	96	403	Bee Live Oak	312.77	234.5775
Todd Schendel and wife, Bonnie Schendel		96	406
Jo Ann Stewart		96	409

Rosenbrock Project

The Rosenbrock project encompasses the following uranium mineral leases relating to properties in Karnes County, Texas:

Lessor(s)	Date	Volume	Page	County	Gross Acreage	Net Acreage
Rosalie Dziuk	June 28, 2007	862	349	Karnes	140.24	140.24
Redcrest Trust c/o JP Morgan Chase	October 9, 2006	866	95	Karnes	140	140

Sejita Project

The Sejita project encompasses the following uranium mineral leases relating to properties in Duval County, Texas:

Lessor(s)	Date	Volume	Page	County	Gross Acreage	Net Acreage
Barbara Klauer, Attorney-in-Fact for Genevieve Casseb Cattan	August 31, 2007	457	641	Duval	276.98	138.49
Elma P. Marsh	August 31, 2007	457	644	Duval	611.3	203.7667
Josie Angel Sellers Trust, Josie Angel Sellers, Trustee	August 31, 2007	457	647	Duval	611.3	50.9417
Barbara Donna Villarreal Trust, by Barbara Donna Villarreal, Trustee	August 31, 2007	458	777	Duval	611.3	50.9417
W. W. H. M. & H., INC.	October 15, 2007	460	59	Duval	702.71	351.3550
W. W. H. M. & H., INC.	October 15, 2007	460	57	Duval	148	74
W. W. H. M. & H., INC.	October 15, 2007	460	61	Duval	106.82	26.705
Amado N. Ramirez, a married man dealing in his sole and separate property	June 20, 2008	478	824	Duval	106.82	8.8981
Norma A. Lawrence; Mary Alice Eskridge; Carlos Benavides; and Louis Rene Benavides	July 2, 2008	479	559	Duval	106.82	8.8981
Debra T. Burch, Attorney-in-Fact for Evelina G. Tobin	July 14, 2008	483	183	Duval	106.82	8.8981
Elva G. Villarreal Moser	July 24, 2008	481	279	Duval	106.82	8.8981
W. W. H. M. & H., INC.	October 15, 2007	460	63	Duval	106.81	5.341
Lydia Yzaguirre Almaraz; Israel Yzaguirre; Kevin B. Yzaguirre; Noe C. Yzaguirre; and Paul D. Yzaguirre, each party dealing in their sole and separate property; Israel Yzaguirre, Attorney-in-Fact for Beverly K. Pullin; and Paul D. Yzaguirre, Attorney-in-Fact for Eva Norma Yzaguirre Hayes	March 15, 2008	471	323	Duval	234.81	234.81
Luis Felipe Garcia, Jr.	May 2, 2008	474	404	Duval	563.426	535.266
Norma A. Lawrence; Mary Alice Eskridge; Carlos Benavides; and Louis Rene Benavides	July 2, 2008	479	563	Duval	123.93	123.93
R. Michael Casseb, Paul Casseb, Jr. and Carol Ann Anderson, Independent Executors of the Estate of Paul E. Casseb	November 8, 2007	462	661	Duval	144.91	57.964
W. W. H. M. & H., INC.	October 15, 2007	460	55	Duval	144.91	43.4730
Hector David Cavazos	October 25, 2007	467	164	Duval	80	80
Oscar Cavazos, Jr.	November 6, 2007	461	767	Duval	81.69	81.69
Aida N. Rodriguez	November 1, 2007	461	357	Duval	81.69	81.69

New Mexico

The Borrower has various interests in properties located in New Mexico (Figures 7 and 8). These properties are owned by the Borrower’s wholly-owned subsidiaries URANCO, Inc., Hydro Resources, Inc. (“HRI”) (Figure 7) and Neutron Energy, Inc. (“Neutron”) and Cibola Resources LLC (Figure 8).

Figure 7. Hydro Resources New Mexico Properties

Figure 8. Neutron and Cibola New Mexico Properties

Navajo Nation Matters

In April 2005, the Navajo Nation (“Nation”) Council passed the Diné Natural Resources Protection Act of 2005, 18 Navajo Nation code §1303, which prohibits uranium mining and processing on any sites within “Navajo Indian Country” as defined by 7 Navajo Nation Code § 254(A). The ban may impede or prevent us from developing and operating our properties located in federally defined Indian Country for two reasons. First, the Navajo Nation takes a more expansive view of its own jurisdiction over “Navajo Indian Country” than does current federal law. Specifically, 7 N.N.C. § 254(A) provides that the term “Navajo Indian Country” applies to all land within the exterior boundaries of the Navajo Indian Reservation or of the Eastern Navajo Agency, Navajo Indian allotments, dependent Indian communities, and all land held in trust for, owned in fee by, or leased by the United States to the Navajo Nation. This may conflict with federal law as codified by Congress and interpreted by the federal courts. The term “Indian Country” is derived from jurisdictional determinations in criminal law enforcement proceedings under the federal Indian Country statute, 18 U.S.C. § 1151, and understood to encompass territory situated within Indian reservations, land owned by Indian allottees, and land within a dependent Indian community. Second, while the United States Court of Appeals for the Tenth Circuit has specifically held, en banc, that the Borrower’s Section 8 property in Churchrock, New Mexico is not Indian Country, approximately 32.5% of our in-place mineralized uranium material is located elsewhere in federally defined Indian Country. Consequently, with respect to the Navajo Nation, our ability to mine will be adversely affected unless Navajo law is modified or a waiver or other exemption is provided.

In February 2012, the Navajo Nation Council passed The Radioactive and Related Substances, Equipment, Vehicles, Persons and Materials Transportation Act of 2012, which would prohibit the transport across Nation lands of any equipment, vehicles, persons or materials for the purposes of exploring for or mining, producing, processing or milling any uranium ore, yellowcake, radioactive waste or other radioactive products on or under the surface of or adjacent to Nation lands unless the transporter has first (i) obtained Nation consent and a federal grant of easement, (ii) consented to full subject matter and personal jurisdiction of the Nation, and (iii) agreed to terms and conditions regarding clean-up and remediation. The Act would also require the Navajo Nation Environmental Protection Agency (“NNEPA”) to promulgate regulations implementing notice requirements, license fees, bonding requirements, route restrictions and curfews for the transportation of radioactive substances over and across Nation lands or otherwise within Navajo Indian Country. The Act, which may conflict with federal laws and regulations governing the transport of radioactive materials, could have a material adverse effect on our future operations, including our ability to transport equipment and personnel to and from our properties and to transport resin from New Mexico to our processing facilities in Texas.

In April 2012, the Nation’s Division of Natural Resources issued a Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act (the “NOV”) against HRI. The NOV assessed a $50 civil assessment for alleged trespass on Section 9, Township 16 North, Range 16 West, N.M.P.M. (“Section 9”), which is land held in trust by the United States for the benefit of the Nation (“Trust Lands”). The Order stated that HRI’s Section 8 Churchrock property cannot be reached from New Mexico State Highway 566 without crossing either Section 9 or Section 17, both of which are Trust Lands, and that the Highway 566 right-of-way does not abut or extend into the Section 8 Churchrock property. The Order demanded that HRI cease entering upon and crossing Section 9 and Section 17 for the purpose of transporting vehicles, equipment and/or personnel to the Section 8 Churchrock property until HRI either (i) provided documentation of a validly existing right-of-way or easement; or (ii) obtained an appropriate right-of-way from the Nation. In July 2012, HRI and the Nation resolved the NOV by entering into a Temporary Access Agreement. Under the terms of the Temporary Access Agreement, HRI and its contractors may now access Section 8 through either Section 9 or 17 to support site visits by the Nuclear Regulatory Commission and to satisfy other administrative permitting and licensing requirements related to the Churchrock Project. The Temporary Access Agreement does not extend to construction-related or earth-disturbing activities. HRI has further agreed to remediate any radioactive contamination now existing on Sections 8 and 17 surface lands created by prior operators prior to commencing mining operations on Section 8. Under the terms and for the duration of the Temporary Access Agreement, HRI has agreed to the jurisdiction of the Navajo Nation. HRI and the Nation are now actively engaged in confidential settlement negotiations in order to determine effective compliance with the remediation requirement included in the Temporary Access Agreement, including applicable clean-up standards, enforcement, and waste disposal, and to address longer-term surface access to the entire licensed Project site consistent with applicable law. If further agreement with the Nation is not reached, the Borrower’s development plan could be materially adversely affected.

In response to an application by the Borrower for the approval of a right-of-way across Section 9, Township 16 North, Range 16 West, the US Bureau of Indian Affairs advised in a letter to the Borrower, dated September 5, 2013, that the 1929 deed between the Santa Fe Railroad and the United States government that “This appears sufficient for access to the mineral estate, as long as that access is used for that purpose, it is recommended another Surface Owner Agreement be made with the Navajo Nation, to assure the parties understand and acknowledge the purpose and use of the surface is for mining purposes.”

Cebolleta Project

The Cebolleta Project is located approximately 45 miles (72.4 kilometers) west-northwest of the city of Albuquerque, New Mexico. The Borrower’s subsidiary Neutron controls leases covering approximately 6,717 acres (2,718 hectares) of privately owned surface and mineral rights owned by the Cebolleta Land Grant.

Figure 9. Cebolleta Project

Cebolleta Project (Figure 9). In March 2007, Neutron entered into the Cebolleta Lease with the Cebolleta Land Grant, a privately held land grant, to lease the Cebolleta Property, which is composed of approximately 6,717 acres (2,718 hectares) of fee (deeded) surface and mineral rights. The Cebolleta Lease was affirmed by the New Mexico District Court in Cibola County in April 2007. The Cebolleta Lease provides for: (i) a term of ten years and so long thereafter as Neutron is conducting operations on the Cebolleta Property; (ii) initial payments to the Cebolleta Land Grant of $5,000,000; (iii) a recoverable reserve payment equal to $1.00 multiplied by the number of pounds of recoverable uranium reserves upon completion of a feasibility study to be completed within six years, less (a) the $5,000,000 referred to in (ii) above, and (b) not more than $1,500,000 in annual advance royalties previously paid pursuant to (iv); (iv) annual advanced royalty payments of $500,000; (v) gross proceeds royalties from 4.50% to 8.00% based on the then current price of uranium; (vi) employment opportunities and job-skills training for the members of the Cebolleta Land Grant; and (vii) funding of annual higher education scholarships for the members of the Cebolleta Land Grant. The Cebolleta Lease provides Neutron with the right to explore for, mine, and process uranium deposits present on the Cebolleta Property. In February 2012, Neutron entered into an Amendment of its Mining Lease Agreement amending the Cebolleta Lease, subject to approval of the Thirteenth Judicial District. Pursuant to the amendment, the date by which the Borrower must complete a feasibility study was extended from April 2013 to April 2015. In addition, the date may be further extended subject to a reduction in the $6,500,000 initial payment and annual advance royalty payments deduction to the recoverable reserve payment.

This property was developed and uranium was mined in the past. However, all plant and equipment have been removed from the Cebolleta Property, therefore the Cebolleta Property has no significant plant or equipment, including subsurface improvements and equipment. Electric power is available for mining activities at the Cebolleta Property. Two high voltage electrical transmission lines cross the region several miles north of the Cebolleta Property and electrical lines have been constructed to the site of the former Sohio L-Bar uranium mine.

Figure 10. Juan Tafoya Project

Juan Tafoya Project (Figure 10). In October 2006, Neutron entered into the Juan Tafoya Lease with the JTLC in which Neutron leased the Juan Tafoya Property, which consists of 4,097 acres (1,658 hectares) of fee (deeded) surface and mineral rights owned by the JTLC. The Juan Tafoya Lease provides for a term of ten years and will be extended on a year-to-year basis thereafter so long as Neutron is conducting operations on the Juan Tafoya Property. Additionally, the Juan Tafoya Lease, provides for: (i) an initial payment to JTLC of $1,250,000; (ii) annual rental payments of $225,000 for the first five years of the lease and $337,500 for the second five years; (iii) after the second five years, annual base rent of $75 per acre; (iv) gross proceeds royalties of 4.65% to 6.5% based on the then current price of uranium; (v) employment opportunities and job-skills training programs for shareholders of the JTLC or heirs of the JTLG; (vi) periodic contributions to a community projects fund if mineral production commences from the Juan Tafoya Property; and (vii) funding of a scholarship program for the shareholders of the JTLC or heirs of the JTLG. The Borrower is obligated to make the first ten years’ annual rental payments notwithstanding Neutron’s right to terminate the Juan Tafoya Lease at any time, unless (a) the market value of uranium drops below $25 per pound, (b) a government authority bans uranium mining on the Juan Tafoya Property, or (c) the deposit is deemed uneconomical by an independent engineering firm.

In 2007, Neutron acquired infill fee mineral leases within the boundaries of the Juan Tafoya Lease. Neutron is obligated to make annual lease payments and pay production royalties ranging from 4.65% to 6.5% based on the then current price of uranium. The infill fee mineral leases covering the individually-owned small tracts have similar business terms and royalty provisions as the Juan Tafoya Lease.

The Juan Tafoya Lease and the infill fee mineral leases provide Neutron with the right to explore for, mine, and process uranium deposits present on the leased premises.

In January 2007, Neutron entered into a letter agreement with International Nuclear, Inc. Pursuant to the letter agreement Neutron acquired a database of information on the Marquez Canyon deposit located on the Juan Tafoya Property in consideration of a cash payment and a perpetual royalty of $0.25 per pound of uranium recovered from the Juan Tafoya Property with a maximum payout of $1,000,000.

Historically, the Juan Tafoya Property was almost fully developed for uranium mining and processing with the construction of a mill and related mine infrastructure. However, all plant and equipment have been removed from the Juan Tafoya Property, therefore the Juan Tafoya Property has no significant plant or equipment, including subsurface improvements and equipment. Electrical power is available for both mining and milling activities at Juan Tafoya. A high voltage electrical transmission line exists south of the Juan Tafoya Property and separate electrical power lines have been constructed to the former shaft site and mill site.

Accessibility. The Cebellota and Juan Tafoya Projects are located in west-central New Mexico, approximately 45 miles (72.4 kilometers) west-northwest of the city of Albuquerque, and from 10 to 25 miles (16.1 to 40.2 kilometers) northeast of the town of Laguna. Access to the project area from Albuquerque is over a paved Interstate highway to the town of Laguna (a distance of approximately 45 miles, or 72.4 kilometers) and a paved two-lane highway (for a distance of 15 miles, or 24.1 kilometers) to the village of Seboyeta and a further 3 (Cebellota) to 16 miles (Juan Tafoya) (4.8 to 25.7 kilometers) over a well-maintained graded county-owned gravel road. Several private roads of varying quality cross the project lands and provide access to nearly all parts of the project area. Rail service is available from the BNSF Railroad at Grants and Milan, and regularly scheduled air service is available in Albuquerque.

History. The Cebellota and Juan Tafoya Projects are located within the Laguna mining district, which has been an area of considerable interest to the U.S. uranium industry since the original discovery of the Jackpile uranium mineralized area (located immediately southwest of the southern boundary of the Cebellota Project) in late 1951. Exploration was carried out by the Anaconda Copper Company during the 1950’s on a portion of the Cebellota Project area. The following companies have conducted exploration or mining on the Cebellota Project: Climax Uranium Company, United Nuclear Corporation, Reserve Oil and Minerals, and Sohio Western (then a subsidiary of Standard Oil Company).  Exploration and pre-development activities were carried out on and adjacent to the Juan Tafoya Project by Rodney Devilliers (Devilliers Nuclear), Kerr-McGee, Nuclear Dynamics, Bokum Resources Corporation and Exxon Minerals Corporation, but no mining operations were ever undertaken on the Juan Tafoya properties.

Environmental and Permits. Neutron has completed archaeological, biological, and radiological surveys of the Juan Tafoya mineralized area, as well as the Cebellota Area I and III deposits and portions of the St. Anthony mine area in support of its application for drilling permits, and has completed several environmental evaluations required to support license applications for a proposed mill and tailings storage area. Several other baseline studies are underway or planned to provide all additional data needed for the source material license application for the mill and tailings sites. In March 2012, Neutron submitted a Sampling and Analysis Plan to the Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department (“MMD”). This is the first step in submitting a mine permit application.

Figure 11. Ambrosia Lake Targets

Ambrosia Lake Project (Figure 11)

The Borrower believes the Elizabeth, Deep Rock, Mesa Redonda, West Endy and West Ranch targets represent long-term uranium mineralization potential.

Properties. The Ambrosia Lake Project is located approximately 60 miles (96.5 kilometers) west-northwest of the city of Albuquerque, New Mexico. The project is comprised of the (i) Endy Lease which is comprised of 167 unpatented lode mining claims and covers 3,382 acres (1,369 hectares) in the eastern portion of the Ambrosia Lake Project; (ii) Bonner Lease which is comprised of 181 unpatented lode mining claims and one state of New Mexico general mining lease covering a further 4,132 acres (1,672 hectares); (iii) the Elizabeth Lease which is comprised of eight patented and one unpatented lode mining claims covering 179 acres (72 hectares); and (iv) 292 unpatented lode mining claims for 5,442 acres (2,202 hectares) that are owned directly by the Borrower. Collectively, the Endy Lease, Bonner Lease, Elizabeth Lease and the claims owned by the Borrower cover an area of approximately 13,135 acres (5,316 hectares). The surface lands covering the patented and unpatented mining claims are managed by the U.S. Bureau of Land Management (“BLM”), the U.S. Forest Service (“USFS”) or a private land owner.

In February 2006, Neutron entered into the Endy Lease covering 3,382 acres (1,369 hectares) comprised of 167 unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district. Pursuant to the terms of the Endy Lease, Neutron paid $315,000 upon signing,

$100,000 in February 2007 and February 2008, and is obligated to pay an additional $75,000 as an advance royalty each year thereafter through the term of the Endy Lease. The Endy Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that the Borrower continues to make advance or production royalty payments. The Borrower may terminate the lease at any time without further lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Endy Lease properties.

In June 2006, Neutron entered into the Bonner Lease covering 181 unpatented lode mining claims and one state of New Mexico general mining lease, covering a further 4,132 acres (1,672 hectares) of mineral rights in the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Bonner Lease, upon signing Neutron paid a rental payment of $180,000 and issued 65,000 shares of Neutron’s common stock. Neutron also paid a rental payment of $180,000 on the first anniversary and is obligated to pay an annual rental payment of $120,000 on the second through fifth anniversaries of the Bonner Lease. On the sixth anniversary and each anniversary thereafter the Borrower is obligated to pay an annual advance royalty of $240,000. In the event commercial production is achieved during the rental period, then all future rental payments received after commercial production begins will be credited as minimum advance royalty payments. The Bonner Lease has a primary term of ten years but may be extended up to an additional 65 years provided that Neutron continue to make advance or production royalty payments. The Borrower may terminate the lease at any time without future lease obligations. A 5% production royalty based on the gross market value of all minerals extracted is payable for any production from the Bonner Lease properties. The surface overlying the New Mexico general mining lease is owned by the State of New Mexico.

In January 2008, Neutron entered into the Elizabeth Lease covering 179 acres (72 hectares) comprised of eight patented and one unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Elizabeth Lease, Neutron paid a $315,000 bonus upon signing, $100,000 in advance royalties on December 1, 2008 and December 1, 2009 and the Borrower is obligated to pay $75,000 in advanced royalties every twelve months thereafter so long as the lease is in effect. The Elizabeth Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that Neutron continue to make advance or production royalty payments. The Borrower may terminate the lease at any time without future lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Elizabeth Lease properties. Most of the properties covered by the Elizabeth Lease are patented lode mining claims in which the surface is privately owned.

The 292 unpatented lode mining claims owned directly by the Borrower do not have any royalty obligations attached to them. The surface estate covering portions of West Endy and Deep Rock targets is managed by the USFS. Surface management responsibilities for Mesa Redonda and portions of West Endy are vested with the BLM. All the unpatented mining claims in the project area are subject to a $140 annual claim maintenance fee payable on each claim to the BLM.

Accessibility. The project is approximately 60 miles (96.5 kilometers) west-northwest of the city of Albuquerque, and 20 miles (32.2 kilometers) north-northeast of the town of Grants. A paved highway from the town of Milan (Grants) to the village of San Mateo and the Ambrosia Lake area provides excellent access to eastern and northern parts of the project area. Numerous dirt USFS and private ranch roads cross the project lands and provide access to nearly all parts of the project area. Rail service is available from the BNSF Railroad at Grants and Milan, and scheduled air service is available in Albuquerque.

The project area is located in the Ambrosia Lake mining district, which had numerous underground mines and uranium processing mills. Electrical lines cross the project area and provided electricity to the historic mills and mines. All of the historic mills have been dismantled and removed but the remaining electrical power lines could be a source of power. There are no plant facilities or equipment on the properties of the project, including subsurface improvements and equipment. Through March 31, 2012 Neutron has spent $4.0 million on the Ambrosia Lake Project.

History. In the Ambrosia Lake area mineral exploration and development programs (including underground and small-scale open pit mining and milling) commenced in the early 1950’s and continued into the 1990’s. During that period of time, as reported by Chenoweth, 1989, in the New Mexico Geological Society 40th Conference Guidebook, nearly 190 million pounds of U3O8 were produced from sandstone and limestone-hosted mineralized areas in the district, and a significant amount of uranium mineralization remains in place in the district. During the period of operation of the Ambrosia Lake mining district, underground uranium mines were discovered, developed and operated by numerous companies, including Kerr McGee Nuclear, Homestake Mining Company, United Nuclear/UNC Resources, Phillips Petroleum, Ranchers Exploration, Gulf Mineral Resources, and others.

Lands that comprise the Ambrosia Lake Project have been explored by several firms (including Conoco, Homestake Mining, Kerr-McGee, Bokum Resources, Pathfinder Mines and United Nuclear Corporation) periodically since the mid 1950’s, and numerous exploration holes have been drilled on Neutron’s leased properties. Much of the drilling and related data from several of these historical programs are currently in the possession of the Borrower, and have served as a portion of the basis of evaluating the mineral potential of the properties.

Figure 12. Deep Rock Target (April 2012)

Deep Rock Target (Figure 12). The Deep Rock exploration target is situated on leased unpatented lode mining claims. The target area is located immediately west-northwest of the Mount Taylor mine (developed by Gulf Mineral Resources, and now owned by Rio Grande Resources) and adjoins the eastern edge of the Roca Honda project of Strathmore Minerals Corp. While some initial exploration drilling was carried out on the target by the Anaconda Company (who drilled three holes), the target area was first explored in a comprehensive way by the minerals division of Continental Oil Company (Conoco) in the late 1970’s. Conoco drilled 14 holes (one hole was terminated prior to reaching the target horizon), and encountered uranium mineralization in Westwater Canyon sandstones, although Conoco did not follow-up on this work due to a precipitous drop in the uranium price. During the 1980’s, Homestake Mining Company drilled one additional hole in the mineralized zone, and encountered similar mineralization to what had been intersected by Conoco in the same area. There has been no physical work on the Deep Rock target since the completion of the Homestake drilling program.

Elizabeth Target (Figure 13). Considerable exploration drilling was carried out by several companies on the Elizabeth claims between the mid-1950’s and the early 1980’s. The adjoining Section 35 mineralized area was formerly operated by Kerr McGee, the major historical operator in the Ambrosia Lake district, and the Ann Lee/Section 27 underground mines were formerly operated by Phillips Petroleum and United Nuclear/UNC Resources. A portion of the Elizabeth southwest uranium mineralized area was mined by Kerr McGee and United Nuclear. Various ‘historical’ operators of the Elizabeth claims have prepared mineral resource estimates for the two uranium mineralized areas situated on Neutron’s claims at the Elizabeth target.

Figure 13. Elizabeth Target

West Endy Target (Figure 14). The West Endy target is comprised of two contiguous blocks of unpatented lode mining claims and one State of New Mexico general mining lease (site of the inactive Cliffside mine). At least 97 exploration holes have been drilled on the West Endy target by various companies, in particular Enerdyne Corporation, Homestake Mining Company and United Nuclear. Zones of uranium mineralization have been outlined by drilling on the target. The New Mexico general mining lease is the site of the inactive Cliffside underground mine that was discovered in 1956, and brought into production in 1960. The Cliffside mine was one of the last underground mines to operate in the district and was closed in 1985. According to McLemore and Chenoweth, 1991, in the New Mexico Bureau of Mines and Mineral Resources Open-File Report 353, total production from the mine has been reported to be over 6 million pounds of U3O8 at an average grade of 0.41% U3O8. Data in the Borrower’s possession, as well as the results from Neutron’s confirmation drilling program, demonstrate that the West Endy uranium mineralized area extends onto the northeast portion of the New Mexico general mining lease.

Figure 14. West Endy Target

Mesa Redonda Target. The Mesa Redonda target is on the western edge of the Ambrosia Lake mining district. Detailed exploration drilling was carried out in the Mesa Redonda area by Pathfinder Mines, Devilliers Nuclear, Homestake Mining/UNC Resources and private interests in the 1970’s and early 1980’s. This work resulted in the discovery of uranium mineralization on the properties held by Neutron.

West Ranch Target. The West Ranch target, which is on the western part of the Ambrosia Lake mining district, is comprised of 223 lode mining claims. In the vicinity of these claims are several small-scale uranium mines that are reported to have operated in the 1950’s and 1960’s. Additionally there is considerable evidence of exploration conducted by Energy Fuels Nuclear, Phillips Petroleum and United Nuclear during the 1970’s.

Environmental and Permits. Exploration and mining activities conducted on lands managed by the USFS and BLM are governed by agency rules and regulations. Additional permits are required from the MMD. The BLM, USFS and MMD entered into a Memorandum of Understanding (MOU), effective January 20, 2004, to provide for cooperation between the agencies and elimination of duplication of efforts between the agencies in the assessment and processing of exploration and mining permit applications. In addition to the requirements for permits to conduct exploration and mining activities, the State requires that all drill holes be “plugged” to prevent contamination of ground water aquifers or communication between aquifers.

Neutron formerly held a “minimal impact” exploration permit (MK013EM), issued by the MMD on February 21, 2007 for drilling on Section 36, Township 14 North, Range 9 West, McKinley County, New Mexico, the location of the inactive Cliffside mine. Neutron carried out a drilling program at this area (which covers a portion of the West Endy uranium mineralized area), as outlined in this permit. All of the drill holes in Neutron’s drilling program were completed, “plugged” and abandoned in compliance with applicable State regulations, and under supervision of the New Mexico regulatory authorities. All surface disturbances related to this work program were reclaimed in compliance with applicable State rules and regulations, and this work has been inspected and found to be in full compliance with the applicable regulations.

Churchrock/Mancos (Figure 15)

The Property. The Churchrock project encompasses about 3,458 gross and net acres. The properties are located in McKinley County, New Mexico and consist of three parcels, known as Section 8, Section 17 and Mancos. None of these parcels lies within the area generally recognized as constituting the Navajo Reservation.

The Churchrock Section 8 Uranium deposit is about 10 miles northeast of Gallup, NM. It is north of Highway 40 on NM Highway 566. The land is best described as an open, slightly sloping canyon surrounded to the north, east, and west by talus slopes grading to table land or mesa.

Figure 15. Churchrock / Mancos Property Mineral Ownership

The Borrower holds an NRC license for and owns the mineral estate in fee for the 200 acres located in NE 1/4 and the SW 1/4 of the NW 1/4 of Section 17, T16N, R16W. The balance of the 440 acres of mineral Section 17, T16N, R16W is also held in fee by the Borrower. In Section 8, T16N, R16W, the Borrower owns the SE 1/4 in fee and holds the minerals in the rest of the section with 26 unpatented federal mining claims (UNC1A thru UNC 26). For the Mancos Property, the Borrower owns the minerals in Section 13, T16N, R17W, in fee, the minerals in the NW 1/4 of Section 7, T16N, R16W, in fee and holds the minerals in the E 1/2 of Section 12, T16N, R17W, with 20 unpatented federal mining claims (KP1A thru KP5A, KP19, KP36, 121617-14A thru 121617-18A, 121617-20A thru 121617-23A and 121617-32A thru 121617-

35A). The federal unpatented mining claims are all held through the payment of a $140.00 assessment fee each year on each claim.

Mineralization occurs in the Westwater Canyon Member of the Morrison Formation at depths of 800 to 1,700 feet.

The surface estate on Section 17, Mancos Section 13 and Mancos Section 7 is owned by the United States Government and held in trust for the Navajo Nation. On those sections the Borrower has royalty obligations ranging from 5% to 61/4% and a 2% overriding royalty obligation to the Navajo Nation for various historical surface use agreements (although Borrower is re-evaluating whether all such historical surface use agreements are still in effect). The total royalties on Section 8 depend on the sales price of uranium. Aggregate royalties are potentially as much as 39.25% at a uranium price of approximately $84.00 per pound.

Development Plan. The Borrower anticipates that Churchrock may well be the first of the Borrower’s New Mexico properties the Borrower will develop. The Borrower has spent about $2,771,000, $59,000 and $139,000 in 2012, 2011 and 2010, respectively, for permitting activities and land holding costs. In December 2006, the Borrower entered into a joint venture with Itochu to jointly develop this property and in March 2009 the joint venture was terminated.

Water Rights. The State Engineer approved the Borrower’s water rights application in October 1999 and granted the Borrower sufficient water rights for the life of Churchrock.

Permitting Status. The Borrower has the radioactive material license for Section 8. This license is subject to continuing proceedings. The Borrower does not plan to pursue permits for Mancos at this time.

Figure 16. Crownpoint Property Mineral Ownership

Crownpoint (Figure 16)

The Property. The Crownpoint properties are located in the San Juan Basin, 22 miles northeast of the Borrower’s Churchrock deposits and 35 miles northeast of Gallup, New Mexico, adjacent to the town of Crownpoint, New Mexico. The properties consist of 640 gross and 556 net acres. The Borrower holds the minerals in the NW 1/4 of Section 9, T17N, R13W with 9 unpatented federal mining claims (CP-1 thru CP9) and the minerals in the SW 1/4 of Section 24, T17N, R13W with 10 unpatented federal mining claims (CP-10 thru CP-19). In the SE 1/4 of Section 24, T17N, R13W the Borrower owns in fee a 40% interest in the minerals on approximately 140 acres and holds 100% of the minerals on 20 additional acres with two unpatented federal mining claims (Consol I and Consol II). In the NE 1/4 of Section 25, T17N, R13W the Borrower holds the minerals with eight unpatented federal mining claims (Hydro-1 thru Hydro-8). The federal unpatented mining claims are held through the payment of a $140.00 assessment fee each year on each claim. Access is via paved road from State Highway 371, through the town of Crownpoint to Church Road to the main gate of the property.

Mineralization is found in the Westwater Canyon Member of the Morrison Formation at a depth of from 2,100 to 2,300 feet. Three pilot shafts were commenced on the property in the early 1980’s but were never completed. Surface facilities dating from those activities including buildings and their associated electrical/water infrastructure are still in-place and are currently used as offices and storage facilities.

Development Plan. Capital expenditures for the Crownpoint properties during the first nine months of 2013 totaled $141,000 and were for permitting activities. The Borrower spent about $284,000, $35,000 and $120,000 in 2012, 2011 and 2010, respectively, for permitting activities.

Water Rights. The State Engineer approved the Borrower’s water rights application in 2004 and granted the Borrower sufficient water rights for ISR operations for the life of Crownpoint Section 24 mining. The Borrower has two additional pending applications for appropriations of water, which give the Borrower the first two “positions in line” on the hearings list for the San Juan Basin. These additional pending water rights applications may involve a claim of jurisdiction by the Navajo Nation.

Permitting Status. The surface estate on Section 19 and 29 is owned by the United States Government and held in trust for the Navajo Nation and may be subject to the same jurisdictional dispute with respect to the UIC permit as for Section 8 and 17 in Churchrock.

Figure 17. Nose Rock Property Mineral Ownership

Nose Rock (Figure 17)

The Nose Rock property consists of approximately 6,400 acres and is located about 12 miles northeast of Crownpoint, New Mexico. The minerals are held in fee on Sections 10, 11, 15, 17, 18, 19, 20, 29, 30 and 31 all in T19N, R11W. Access to the property is via a 41/2 mile private paved road north of Tribal Road 9. The property was developed by Philips Uranium Corporation in the early 1980’s and includes two circular concrete-lined shafts that have been completed to a depth of 3,300 feet. Both shafts have been plugged at surface and just above the mineralized zones. There is no usable surface infrastructure on site. Mineralization occurs in the Westwater Canyon Member of the Morrison Formation.

Figure 18. West Largo Property Mineral Ownership

West Largo (Figure 18)

The West Largo property is comprised of six contiguous sections of land located in McKinley County, New Mexico about 21 miles north of the town of Milan, New Mexico and about three miles west of State Highway 509. Access is via a nine-mile 4-wheel drive road from State Highway 509. The minerals on sections 17, 19, 21 and 29 T15N, R10W are held in fee and the minerals on sections 20 and 28 T15N, R10W are held by 75 unpatented federal mining claims (ID21 thru ID91 and ID95 thru ID98). The federal unpatented mining claims are held through the payment of a $140.00 assessment fee each year on each claim.

Mineralization occurs in the Westwater Canyon Member of the Morrison Formation at depths ranging from 2,000 to 2,750 feet depending on surface topography. Over 1,000 drill holes were used to define the mineralization in the late 1970’s and early 1980’s. Other than this exploration drilling, there has been no development on this property.

Figure 19. Roca Honda Property Mineral Ownership

Roca Honda (Figure 19)

The Roca Honda property is comprised of four sections of land totaling approximately 2,560 acres located about 4 miles northwest of the village of San Mateo in McKinley County, New Mexico.  Mineral rights for Sections 13, 15 and 17, T13N, R8W are held in fee and Section 8, T13N, R8W is held by 36 unpatented federal mining claims (Roca Honda 55 thru Roca Honda 63, Roca Honda 82 thru Roca Honda 90, Roca Honda 109 thru 117 and Roca Honda 136 thru Roca Honda 144). The federal unpatented mining claims are held through the payment of a $140.00 assessment for each year on each claim. The property is accessed over various 4-wheel drive ranch roads north of State Highway 605.

Effective as of the closing of that certain Asset Exchange Agreement, dated September 5, 2014, among the Borrower, URANCO, Inc. and Rio Grande Resources Corporation, URANCO Inc. will have transferred the mineral rights for Sections 13 and 15 to Rio Grande Resources Corporation. In addition, URANCO, Inc. will have transferred to Rio Grande Resources Corporation a royalty interest under that certain Royalty Deed from Santa Fe Pacific Gold Corporation, dated March 21, 1997, and recorded in Book 6, Page 3143 of the real property records of Cibola County, New Mexico in, relating to Lot 5, Lot 6, Lot 8, Lot 9, Lot 10, E/2 and NE/4 of Section 25 of Township 13 North, Range 8 West, NMPM, Cibola County, New Mexico, all totaling approximately 234.52 acres.

Mineralization occurs in the Westwater Canyon Member of the Morrison Formation at depths ranging from 1,700 on Section 17 to over 3,300 feet in Section 13. In the late 1970’s and early 1980’s, various operators drilled 620 exploration holes on the property. In the late 1980’s, Kerr-McGee sank a shaft to a depth of 1,475 feet on Section 17 to develop the property, then known as the Lee Mine. The shaft was stopped short of the ore zone and the mine closed down when uranium prices fell in 1983. There is no useable infrastructure on surface.

Potential ISR and OSL Areas (Figures 20 & 21)

Several areas in T13N R 9 W and T14 N R 10W have been considered for application of ISR methods (Sections 13 and 17 of T13N R9W and Sections 5 and 27 of T14 N R 10W). All land described is owned in fee.

In November 2008, the Borrower received an exploration permit from the New Mexico Mining and Minerals Division on Section 13. The permit allowed the Borrower to drill up to ten holes for the purpose of extracting core samples. The drilling was completed in September 2010, and the Borrower received preliminary results from a third-party laboratory analysis which demonstrated low organic carbons. This result indicates that some of the 860,000 pounds of in-place non-reserve mineralized material at this property may be amenable to ISR mining. This property is not yet licensed or permitted. Although further leaching studies will be required to establish recovery percentages in a full scale mining scenario, the Borrower does not currently plan such additional work until after the completion of the feasibility study currently underway on the Borrower’s Churchrock/Crownpoint ISR project.

Two other sections in T14N R10W (Sections 23 and 25) have been the site of extensive development and mining in the past and could provide targets for the application of Old Stope Leaching operations.  The mineral estate on these two sections is owned in fee.

Figure 20. West Ambrosia area

Figure 21. T13N R9W Area

Hogan Project

The “Hogan Project” includes two blocks of unpatented lode mining claims that are part of the wide-ranging property package that is covered by a lease between Neutron Energy and James and Julianne Bonner of Albuquerque, New Mexico (the “Bonner lease”). One claim parcel is located in Section 12, Township 13 North, Range 9 West NMPM, McKinley County, New Mexico and includes the ZAC claims no’s. 25 – 60. These claims cover the entire mineral estate for Section 12. The second package of unpatented lode mining claims are situated in the East ½, the East ½ of the East ½ of the Northwest Quarter, and the East ½ of the Southwest Quarter of Section 14, Township 13 North, Range 9 West, NMPM, McKinley County, New Mexico.

South Dakota

Figure 22. Edgemont Project Property Map

R 2 E
R 3 E
R 4 E
T 7 S
T 8 S
T 9 S
BHNF
Long Mountain Structural Zone
Long Mountain Structural Zone
RUNGE #2 MINE
BELL AREA
GULL MINE AREA
Edgemont
Chilson Anticline
LEGEND
NEI Claims
NEI Fee Lease
NEI State Lease
National Forest Boundary
0 5000 10000
SCALE IN FEET
N
Edgemont
Uranium Project
Fall River County, South Dakota

Edgemont Project (Figure 22)

Uranium and vanadium mineralization in the Edgemont Project area occurs as sandstone-hosted small, tabular mineralized “pods” and substantial and wide-spread roll-front systems in the Fall River and Lakota Formations.  The Borrower controls a significant land position in the Edgemont mining district of southwestern South Dakota.  The Borrower’s land holdings in the district, which include more than 19,062 acres (7,714 hectares) of mineral rights, cover several zones of historically-identified and undeveloped uranium mineralization. While there has been historic uranium mining from the project area, there are no facilities or equipment remaining on the property, including subsurface improvements and equipment.

Property. The Edgemont Project is located on the southwest flank of the Black Hills, about 55 miles (88.5 kilometers) southwest of Rapid City, South Dakota and 8 miles (12.9 kilometers) north-northwest of the city of Edgemont.  The Borrower holds 11 State of South Dakota mineral leases, totaling 3,875 acres (1,568 hectares). These parcels were acquired through various competitive lease auctions in 2005, 2006, 2007, and 2008. The leases require annual rental payments to maintain the properties, and a 2% “gross returns” royalty (which has provisions for the deduction of mineral processing and transportation costs) on production from the property. The state leases provide for up to a 15 year term with escalating annual payments that range from the current $2.00 per acre to $50.00 per acre in year 15.

The Borrower also holds 416 unpatented lode mining claims, covering an area of approximately 7,087 acres (2,868 hectares) in the project area. Certain of the Borrower’s mining claims in the project area are situated on deeded (fee) surface over federal-managed minerals. Neutron has acquired access to these “split estate” lands for exploration and production purposes by negotiating Surface Use and Disturbance Agreements (SUDA’s) with the surface owners of the properties. The SUDA agreements have provisions for the payment of a 2% net proceeds royalty to the surface owners for any production from the claims that underlie the private surface. Neutron holds 14 fee (deeded) mineral leases covering 8,100 net acres (3,278 hectares) within the project area. These leases have primary terms of ten years each and generally require $1.00 per acre annual rental payments. Production royalties on the private mineral parcels are set at the level of 5% of net proceeds for production from the leased lands.

Accessibility. The Edgemont Project is located in Fall River County on the southwestern flank of the Black Hills, a major physiographic feature in southwest South Dakota. Access to the project area is very good, with paved highways located several miles to the west and south, and by well-maintained gravel roads that traverse much of the area. Private agricultural access roads are also available for use. U.S. Highway 18 runs east-west through Edgemont, and connects the area with Newcastle, Wyoming to the west and with Hot Springs, South Dakota to the east. The nearest major population center and airport is at Rapid City, located about 55 miles (88.5 kilometers) to the northeast of the project area. A main line of the Burlington Northern Santa Fe Railroad, connecting Alliance, Nebraska and Gillette, Wyoming is situated on the western side of the project area.

History. Uranium mineralization was first discovered at Craven Canyon, about eight miles (12.9 kilometers) north of the town of Edgemont, in 1951. During the 1950’s, 1960’s, and 1970’s numerous small to medium scale uranium mineralized areas were mined by open pit and underground methods near Edgemont, and farther northwest in the Dewey-Burdock area.

Ore from these modest mining operations in the Black Hills was initially shipped to the Union Carbide mill at Rifle, Colorado, and later to a U.S. Atomic Energy Commission ore-buying station located at Edgemont. Susquehanna-Western, Inc., constructed a mill to recover uranium and vanadium in 1956 and it operated through 1968. The mill has since been decommissioned and dismantled, and the mill site is managed by the Department of Energy. In the mid-to late-1970s and early 1980’s, the Tennessee Valley Authority (TVA) carried out a comprehensive exploration drilling program down-dip (west and southwest) from mines, prospects, and surface exposures of uranium. Prior companies working in the Edgemont District include: Federal Resources, Homestake Mining Company, Susquehanna-Western, Union Carbide, and Wyoming Minerals.

Powertech Uranium Corp Transaction

The Borrower holds a 30% net proceeds interest from future uranium production from certain unpatented lode mining claims, fee leases and State leases (all formerly held by Neutron) currently controlled by Powertech Uranium (USA) (“Powertech”) in the Dewey-Burdock area, which is located approximately six miles (9.7 kilometers) northwest of Neutron’s current Edgemont Project property holdings in South Dakota. Neutron transferred its property interests in the Dewy-Burdock area to Powertech for which Neutron received (i) a 30% net proceeds interest of future uranium production and sales from Neutron’s former lands, (ii) 327 acres (132 hectares) of mining claims and state leases along with associated historical drilling logs near the Borrower’s Edgemont Project, (iii) 4,117acres (1,666 hectares) of mining claims in the Ambrosia

Lake mining district in New Mexico, and (iv) 1,709 acres (692 hectares) of mining claims and leases in the Shirley Basin area of Wyoming. Powertech has filed permit applications with the NRC and USEPA and submitted a Plan of Operation to the BLM for its Dewy-Burdock uranium ISR project.

Neutron’s former acreage that is subject to the 30% net proceeds interest payable to the Borrower consists of approximately 1,620 acres (656 hectares) of claims and leases within the Powertech’s proposed Dewy-Burdock permit area and an additional 4,667 acres (1,888 hectares) of prospective claims and leases adjacent to their project permit area. This acreage had historical drilling and adds future development potential to the project.

Wyoming

Figure 23. Copper Mountain Project Map

R 93 W
R 92 W
R 91 W
T 40 N
T 39 N
ALLARD-MINT DEPOSIT
ARROWHEAD MINE
CANNING DEPOSIT
HESITATION DEPOSIT
FULLER DEPOSIT
GEM DEPOSIT
KNOB DEPOSIT
LEGEND
NEI Claims
NEI Fee Lease
NEI State Lease
Uranium Deposit
0
3000
6000
SCALE IN FEET
Copper Mountain
Uranium Project
Fremont County, Wyoming

Copper Mountain Project (Figure 23)

Property. The Borrower has approximately 3,599 net acres (145 hectares) of mineral rights, through three fee (deeded) mineral leases in the Copper Mountain area of central Wyoming.  The leased fee (deeded) lands are subject to royalties ranging from 2.5 percent at a uranium selling price of up to $49.99 pound or less to 4.0 percent (gross) at sales price of $50.00 per pound or more.

There are no plant facilities or equipment located on the property, including subsurface improvements and equipment. There has been no physical exploration undertaken on the Copper Mountain project by the Borrower, and expenditures are limited to annual land maintenance costs.

Accessibility. The property is located approximately 35 miles (56.3 kilometers) east-northeast of the city of Riverton, which is the county seat of Fremont County, and about 70 miles (112.7 kilometers) west of the city of Casper. Access to the Copper Mountain Project is good. An east-

west paved highway (US 20-26) between Riverton and Casper is located 14 miles (22.5 kilometers) south of the project area, and a north-south paved highway (US 20), between the towns of Shoshoni and Thermopolis is located 11 miles (17.7 kilometers) west. The immediate project area is accessible from a network of graded county roads and unimproved ranch roads which traverse a broad valley along the south flank of the Owl Creek Mountains and enter the mineralized areas from the south.

History. The Copper Mountain district hosts five significant low-grade uranium mineralized areas. The Copper Mountain area has had a long history of exploration, prospecting, and minor mineral production, beginning in the late 1800’s. This initial phase of prospecting activity was focused upon copper, gold and silver prospects. Uranium mineralization was first discovered in the Copper Mountain area in 1953 by a local rancher-prospector, at a locality that was later to become the Arrowhead Mine.

Additional work was conducted in the area by Kerr McGee, who discovered mineralization in the district in 1953 and in 1955 by the U. S. Atomic Energy Commission. Uranium mining commenced at the Arrowhead Mine of Susquehanna Western in March, 1955, and ore was shipped to Susquehanna’s mill near Riverton, Wyoming periodically until 1971, when the mine was closed. Utah Construction and Mining discovered the Fuller mineralized area in the late 1950’s, and in 1965 Kerr McGee discovered the Knob mineralized area. Other companies that carried out uranium exploration programs in the Copper Mountain area include the Anaconda Copper Company, Nuclear Dynamics, Teton Exploration, Urania Exploration, and Western Nuclear. The most comprehensive exploration program in the Copper Mountain Project area was undertaken by Rocky Mountain Energy Company, previously known as Union Pacific Mining

Geology and Mineralization. Uranium mineralization at the Copper Mountain Project occurs in two distinct geologic environments: fracture-controlled uranium mineralization and as disseminated mineralization.

Arizona

In 2006, Neutron undertook an exploration and acquisition program for breccia pipe hosted uranium mineralized areas in northern Arizona. Breccia pipe uranium mineralized areas represent some of the highest grade uranium mineralized areas in the United States. Several of the targets Neutron acquired had evidence of historical drilling by several companies that were primarily active in the late 1970’s and 1980’s, including Energy Fuels, Energy Reserves Group, Pathfinder Mines and Rocky Mountain Energy Company.

Breccia pipes in northern Arizona were formed as the result of the collapse of dissolution caverns in the Redwall Limestone. This collapse formed pipes containing broken sedimentary rock which in turn provided an excellent setting for uranium deposition.

In 2009, Neutron terminated its breccia pipe exploration activities and transferred certain properties, in two separate transactions, to VANE Minerals Company and Arizona Strip Partners LLC. Neutron transferred acreage to VANE Minerals (NEUTRON) LLC and reserved a 2% royalty, unless production is from a state lease with a base royalty greater than 5%, then the royalty is reduced to 1%. Neutron transferred acreage to Arizona Strip Partners LLC, a venture between Energy Fuels and Royal Resources from Australia and reserved a 2% royalty. In both transactions the Borrower has the option to back-in for a 30% interest should a feasibility study be completed.

Schedule 1.1(e)
Properties

A.

Properties:

1.

See Schedule 1.1(c) for Properties associated with the Projects identified thereon.

2.

Vasquez Plant: 9822 Private Road 3001, PO Box 879, Hebbronville, TX 78361

3.

Rosita Plant: 3021 County Road 333, San Diego, TX 78361

4.

Corporate Headquarters: 6950 South Potomac Street, Suite 300, Centennial, CO 80112

5.

Kingsville Office: 641 E. FM 1118, Kingsville, TX 78363

B.

Joint venturers, partners or other Persons that own an interest in any Property:

1.

In May 2011, the Borrower entered into an exploration agreement with Cameco Texas, Inc. (“CTI”), a subsidiary of Cameco (NYSE: CCJ) on the Los Finados Project. In December 2012, the Borrower and CTI amended their exploration agreement.  The agreement with CTI (as amended) also includes a five-phase exploration program, the first two of which are complete and the third of which is underway. Under this amended agreement, CTI will fund the majority of the exploration costs and can earn up to a 70% interest in the project in consideration for its investment. On November 29, 2013, CTI notified the Borrower of CTI’s intent to terminate the exploration agreement. On February 27, 2014, after exploring its options with respect to the project, the Borrower provided notice terminating the lease option agreement with the Texas landowner.

C.

Mineralization:

In accordance with the Commission’s Guideline on Non-Reserve Mineralized Material, and as shown in the following table, the Borrower estimates 136.2 million pounds of in-place mineralized uranium material on the Borrower’s New Mexico properties as of September 1, 2012. The estimate for each New Mexico property is based on studies and geologic reports prepared by prior owners, along with studies and reports prepared by geologists engaged by the Borrower. The estimates presented below for Mancos, Churchrock, Nose Rock, West Largo, Roca Honda, Crownpoint and Ambrosia Lake were reviewed and affirmed by Behre Dolbear & Company (USA), Inc., an independent private mining consulting firm in their report dated February 26, 2008. Since the date of the report, the Borrower has maintained its ownership position of these properties, the properties have not been subject to any production activities and the estimates remain unchanged. On August 31, 2012 the Borrower completed the acquisition of Neutron. The Marquez, Southeast, Area I, Area II, Area III and Area V were added to the Borrower’s New Mexico portfolio. These properties were not part of the Behre Dolber report.

Non-reserve mineral resource estimates attributed to the former Neutron properties now under the Borrower’s control were prepared by Neutron’s technical staff.

Summary of In-Place Non-Reserve Mineralized Material in New Mexico

Property	Tonnage (millions)	Grade (Percent)	Non-Reserve Mineralized Material (Millions of Lbs. U3O8)
Mancos	5.2	0.11%	11.3
Churchrock	4.7	0.12%	12.12
Nose Rock	7.6	0.15%	21.9
West Largo	2.8	0.30%	17.2
Roca Honda*	3.9	0.19%	14.7
Crownpoint	4.8	0.16%	15.3
Ambrosia Lake	0.71	0.17%	2.4

* Does not reflect the transfer of mineral rights for Sections 13 and 15 of Township 13 North, Range 8 West, NMPM, McKinley County, New Mexico to Rio Grande Resources Corporation pursuant to that certain Asset Exchange Agreement, dated September 5, 2014, among the Borrower, URANCO, Inc. and Rio Grande Resources Corporation.

Summary of In-Place Mineral Reserves in New Mexico

Property	Tonnage (millions)	Grade (Percent)	“Indicated” Mineral Reserves (Millions of Lbs. U3O8)
Churchrock	3.1	0.10%	6.48

The Borrower believes the Mancos, Churchrock and Crownpoint properties will be amenable to ISR mining methods, the Roca Honda property to conventional mining and the Nose Rock, West Largo and Ambrosia Lake properties to ISR and/or conventional mining methods.

Summary of Assets Acquired in the Neutron Transaction

Property	Tonnage (millions)	Grade (Percent)	Non-Reserve Mineralized Material (Millions of Lbs. U3O8)
Marquez	3.2	0.15%	9.6
Southeast	0.6	0.14%	1.7
Area I	1.4	0.16%	4.4
Area II	3.1	0.18%	11.0
Area III	1.5	0.17%	5.1
Area V	0.7	0.21%	3.0

All the properties acquired are amenable to conventional mining only. The Borrower also acquired exploration potential properties in Wyoming and South Dakota.

The following table summarizes the Borrower’s estimates of Proven Reserves for the Kingsville Dome and Rosita properties in South Texas. These estimates have been produced by the Borrower’s professional engineering and geologic staff.

Summary of In-Place Mineral Reserves in South Texas

Property	Tonnage (millions)	Grade (Percent)	Non-Reserve Mineralized Material (Millions of Lbs. U3O8 at 12/31/10)
Kingsville Dome	0.035	0.071%	0.050
Rosita	0.133	0.080%	0.224
Rosita South (1)	0.129	0.077%	0.198
Rosita (1)	0.112	0.086%	0.192
Total	0.409	0.081%	0.664

(1)

The Borrower is in the process of finalizing the necessary permits for these areas and expects the required permits will be granted.

D.

Royalties:

New Mexico

Churchrock Section 8

•

Laramide – sliding scale royalty based upon sales price – up to 25%

•

Little Sisters of the Poor – 3% royalty based upon sales price

•

Archbishops School Fund – 3% royalty based upon sales price

•

1st National Bank of Nevada – 1% royalty based upon sales price

•

Bernard Razien – 0.5% royalty based upon sales price

•

James Toulouse – 0.5% royalty based upon sales price

•

Wendell E. Briggs, et. al. – 6.25% royalty based upon all minerals produced

Churchrock Section 17

•

Laramide – sliding scale royalty based upon sales price – up to 25%

•

Navajo Nation – 2% royalty based upon sales price

Churchrock – Mancos

•

Laramide – sliding scale royalty based upon sales price – up to 25%

•

Overriding production royalties (various) – 6.25%

Cibola Project

•

Juan Tafoya Land Grant Corporation sliding scale based upon the sales price

o

4.65% — $40.00 or less per pound

o

5.00% — $40.01 to $65.00 per pound

o

5.75% — $65.01 to $75.00 per pound

o

6.50% — $75.00 or more per pound

•

Cebolleta Land Grant – sliding scale based upon the sales price

o

4.50% — $40.00 or less per pound

o

5.00% — $40.01-$65.00 per pound

o

5.75% — $65.01-$75.00 per pound

o

6.50% — $75.01-$100.00 per pound

o

7.00% — $100.01-125.00 per pound

o

7.50% — $125.01-$150.00 per pound

o

8.00% — $150.01 or more per pound.

South Texas

The following royalties are owed to the respective lessor’s and are based upon sales price from the respective well field.

Kingsville

•

WF #14 — 9.50%

•

WF #15a — 6.25%

•

WF #15b — 6.25%

•

WF #16a — 8.00%

•

WF #16b — 8.00%

•

WF #17a — 8.00%

•

WF #17b — 8.00%

Rosita

•

WF #8 — 10.25%

•

Tanguma & Rogers — 6.25%

•

Cadena — 17.25%

Vasquez

•

WF #6 — 10.50%

•

WF #7 — 10.50%

Alta Mesa

•

All leases – 10.0% net proceeds royalty

Butler

•

All leases – 10.0% net proceeds royalty

Jack Pump

•

Dragon lease – 10.0% net proceeds royalty

•

Steinmann lease – 6.25% net proceeds royalty

Nell

•

All leases – 10.0% net proceeds royalty

Rosenbrock

•

Dziuk lease – 10.0% net proceeds royalty

•

Redcrest Trust lease – 6.25% net proceeds royalty

Sejita

•

Ramirez, Tobin, and Moser leases – 6.25% to 18.25% net proceeds royalty

•

Lawrence/Eskridge/Benavides/Benavides leases – 10% to 20% net proceeds royalty

•

Yzaguirre lease – 10% to 12.5% net proceeds royalty

•

Garcia lease – 14.5% to 18.5% net proceeds royalty

•

All other leases – 10% net proceeds royalty